Exhibit 11.1

SHARPER IMAGE CORPORATION
STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE


                                                    Fiscal Year        Fiscal Year        Fiscal Year
                                                       Ended             Ended               Ended
                                                  January 31,1999    January 31,1998    January 31,1997
                                                  ---------------    ---------------    ---------------
Net Earnings (Loss)($000)                           $     4,602        $       593        $    (4,345)

Weighted average shares of common stock
         outstanding during the period                8,532,588          8,303,425          8,260,208
                                                    ===========        ===========        ===========


Basic Income (Loss) per Share                       $      0.54        $      0.07        $     (0.53)
                                                    ===========        ===========        ===========



Weighted average shares of common stock
         outstanding during the period                8,532,588          8,303,425          8,260,208

Add:
Incremental shares from assumed
         exercise of stock options                      540,244            233,607                  *
                                                    -----------        -----------        -----------
                                                      9,072,832          8,537,032          8,260,208
                                                    ===========        ===========        ===========


Diluted Income (Loss) per Share                     $      0.51        $      0.07        $     (0.53)
                                                    ===========        ===========        ===========

*Incremental shares from assumed exercise of stock options are antidilutive for diluted loss per share, and therefore are not presented.